EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherion Corporation on Form S-8 of our report dated March 10, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting method for derivative instruments and to a change in accounting method for goodwill and other intangible assets) appearing in the Annual Report on Form 10-K of Spherion Corporation for the year ended December 26, 2003.

/s/ DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida

June 9, 2004